POWER OF ATTORNEY

Know all by these presents that the undersigned, does hereby make, constitute and appoint each of Naomi Baez Amos and Hillary Barrett-Osborne, or any one of them, as a true and lawful attorney-in-fact of the undersigned with full powers of substitution and revocation, for and in the name, place and stead of the undersigned (in the undersigned's individual capacity), to execute and deliver such forms that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Gates Industrial Corporation plc (i) pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, including without limitation, statements on Form 3, Form 4 and Form 5 (including any amendments thereto) and (ii) in connection with any applications for EDGAR access codes, including without limitation the Form ID. The Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to his or her ownership of or transactions in securities of Gates Industrial Corporation plc, unless earlier revoked in writing. The undersigned acknowledges that Naomi Baez Amos and Hillary Barrett-Osborne are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, as amended.

By: Matthew R. A. Heiman
Name: MATTHEW R. A. HEIMAN
Date: 27 May 2026

State of Colorado, County of **Denver**, on this **27th day of May 2026**, before me (the undersigned notary), personally appeared **Matthew R. A. Heiman**, who is personally known to me to be the individual listed and who signed this 1-page **Power of Attorney** document in my presence.

Cinthia E. Febres-Sutherlin
(official signature of notary)

September 7, 2029
(commission expiration)

CINTHIA E. FEBRES-SUTHERLIN
NOTARY PUBLIC
STATE OF COLORADO
NOTARY ID 20254033597
MY COMMISSION EXPIRES SEPTEMBER 7, 2029